Exhibit 10.2

PROMISSORY NOTE

FACE AMOUNT	$403,000
PRICE	$310,000
INTEREST RATE	12% per annum
NOTE NUMBER	September-2006-101
ISSUANCE DATE	September 18, 2006
MATURITY DATE	September 18, 2007

FOR VALUE RECEIVED, NatureWell, Incorporated, a Delaware corporation, and all of its subsidiaries (the "Company") (OTC BB: NAWL) hereby promises to pay to the order of DUTCHESS PRIVATE EQUITIES FUND, LP (the "Holder") by the Maturity Date, or earlier, the Face Amount of Four Hundred and Three Thousand Dollars ($403,000) U.S., (this "Note") in such amounts, at such times and on such terms and conditions as are specified herein (sometimes hereinafter the Company and the Holder are referred to collectively as "the Parties").

Any capitalized term not defined in this Note are defined in the Investment Agreement for the Equity Line of Credit ("Investment Agreement") between Dutchess Private Equities Fund, LP (as the "Investor") and the Company dated March 31, 2006 (the "Equity Line"), which definitions the Company and the Holder incorporate herein by reference.

Article 1 Method of Payment

          Section 1.1     Payments made to the Holder by the Company in satisfaction of this Note (referred to as a "Payment," or "Payments") shall be drawn from each Put under the Equity Line of Credit provided by the Investor to the Company. The Holder shall direct all or part of the proceeds from each Put (as defined in the Investment Agreement) given to the Investor from the Company toward Payment on the Note (the "Payment Amount") until the Face Amount is paid in full, minus any fees due. The first Payment will be due on the Closing of the next subsequent Put ("Payment Date" or "Payment Dates") until this Note is paid in full, with a minimum amount of thirty-three thousand dollars ($33,000) due to the Holder per month. Notwithstanding any provision to the contrary in this Note, the Company may prepay, in whole or in part, the Face Amount of this Note, or any balance remaining thereon, in readily available funds at any time and from time to time without penalty.

          Section 1.2     Payments pursuant to this Note shall be drawn directly from the Closing of each Put. The Company agrees to fully execute and diligently carry out Puts to the Investor, on the terms set forth in the Investment Agreement. The Company agrees that the Put Amount shall be for the maximum amount allowed under the Investment Agreement. Further, the Company agrees to issue Puts to the Investor for the maximum frequency allowed under the Investment Agreement. Failure to comply with the terms of the Investment Agreement with respect to the Puts will result in an Event of Default as defined in this Agreement in Article 4.

          Section 1.3     In order to assist the Company in meeting its obligations under this Note, the Company hereby authorizes the Investor to transfer funds from each Put directly to the Holder. A Put shall be deemed closed after the funds are transferred to the Holder.

          Section 1.4     After Closing, the Company must make a Prepayment to the Holder when the aggregate amount of financing ("Financing") received by the Company is in excess of one dollar ($1.00) ("Threshold Amount"). The Company agrees to pay one hundred percent (100%) of any proceeds raised by the Company over the Threshold Amount toward the Prepayment of the Note and any penalties until the Face Amount is paid in full. The Prepayments shall be made to the Holder within one (1) business day of the Company's receipt of the Financing. Failure to do so will result in an Event of Default. Financing includes the net proceeds from the sale, transfer or disposal of any assets owned by the Company except for assets sold, transferred or disposed of in the ordinary course of business.

          Section 1.5     The Company shall pay twelve percent (12%) annual coupon on the unpaid Face Amount of this Note commencing on the date of this Note. The Interest shall compound daily, pro rata for partial periods.

Article 2 Collateral

          Section 2.1     The Company does hereby agree to allow the Holder to use as Collateral, the fifty (50) signed Put Notices consistent with the conditions set forth in Section 12 of the May 16, 2006 Note between the Company and the Holder ("Prior Note"). In the event, the Holder uses the Collateral in full, the Company shall immediately deliver to the Holder additional Put Sheets as requested by the Holder.

          Section 2.2     Upon the completion of the Company's obligation to the Holder of the Face Amount of this Note, the Company will not be under any further obligation to complete additional Puts. All remaining Put sheets shall be marked "VOID" by the Holder and returned to the Company at the Company's request.

          Section 2.3     As further security and collateral for this Note the Company will grant to Holder a security interest in the properties, assets and rights named in that certain Intercreditor Agreement dated as of September 2, 2003 (the "Additional Collateral"). The Parties hereby agree that the terms of the Intercreditor Agreement shall only govern Holder's rights and remedies as they relate to the Additional Collateral and that the Intercreditor Agreement shall be of no force and effect against any other rights, remedies or terms contained in this Note, including, but not limited to Sections 15, 18 and 19 of the Intercreditor Agreement.

Article 3 Unpaid Amounts

          Section 3.1     In the event that on the Maturity Date the Company has any remaining amounts unpaid on this Note (the "Residual Amount"), the Holder can exercise its right to increase the Face Amount by ten percent (10%) as an initial penalty and an additional two and one-half percent (2.5%) per month paid, pro rata for partial periods, compounded daily, as liquidated damages ("Liquidated Damages"). If a Residual Amount remains, the Company is in Default and the Holder may elect remedies as set forth in Article 4, below. The Parties acknowledge that Liquidated Damages are not interest and should not constitute a penalty.

Article 4 Defaults and Remedies

Section 4.1 Events of Default. An "Event of Default" occurs if any one of the following occur:
(a)	The Company does not make a Payment within two (2) business days of (i) the Closing of a Put; or (ii) a Payment Date; or, (iii) a Residual Amount on the Note exists on the Maturity Date; or
(b)

The Company, pursuant to or within the meaning of any Bankruptcy Law (as hereinafter defined): (i) commences a voluntary case; (ii) consents to the entry of an order for relief against it in an involuntary case; (iii) consents to the appointment of a Custodian (as hereinafter defined) of the Company or for its property; (iv) makes an assignment for the benefit of its creditors; or (v) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(A)	is for relief against the Company in an involuntary case;
(B)	appoints a Custodian of the Company or for its property; or (C) orders the liquidation of the Company, and the order or decree remains unstayed and in effect for sixty (60) calendar days; or
(c)

The Company's $0.00001 par value regular common stock (the "Common Stock") is suspended or is no longer listed on any recognized exchange, including an electronic over-the-counter bulletin board, for in excess of two (2) consecutive trading days; or

(d)	Either the registration statement for the underlying shares in the Investment Agreement is not effective for any reason and is not cured within five (5) days; or,
(e)	Any of the Company's representations or warranties contained in this Agreement were knowingly and materially false when made; or,
(f)	The Company breaches this Agreement, and such breach, if and only if such breach is subject to cure, continues for a period of five (5) business days.
(g)	The Company engages in a gross and unreasonable deviation from the budget attached hereto as Exhibit A insofar as such budget relates to interest expense, debt reduction and costs and expenses.

As used in this Section 4.1 (b), the term "Bankruptcy Law" means Title 11 of the United States Code or any similar federal or state law for the relief of debtors. The term "Custodian" means any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law.

          Section 4.2     Remedies. In the Event of Default, the Holder may elect to garnish Revenue from the Company in an amount that will repay the Holder on the schedules outlined in this Agreement and fully enforce the Security Agreement dated May 16, 2006, between the Holder and the Company.

          For each and every Event of Default, as outlined in this Agreement, the Holder can exercise its right to increase the Face Amount of the Note by ten percent (10%) as an initial penalty, provided however, the amount of such initial penalty shall not exceed the greater of 1) 100% of the remaining Face Amount or 2) $150,000. In addition, the Holder may elect to increase the Face Amount of the Note by two and one-half percent (2.5%) per month as Liquidated Damages, compounded daily. The Parties acknowledge that Liquidated Damages are not interest under the terms of this Agreement, and shall not constitute a penalty.

In the event of a Default hereunder, the Holder, at its sole election, shall have the right, but not the obligation, to either:

               (a)  Switch the Residual Amount to a three-year ("Convertible Maturity Date"), eighteen percent (18%) interest bearing convertible debenture at the terms described hereinafter (the "Convertible Debenture"). In the event of Default, the Convertible Debenture shall be considered closed ("Convertible Closing Date"), as of the date that Holder notifies the Company (in writing) of its decision to switch the Residual Amount to the Convertible Debenture (the "Notice of Convertible Debenture"). The Company shall have twenty (20) business days after receiving a Notice of Convertible Debenture to file a registration statement covering an amount of shares equal to three hundred percent (300%) of the Residual Amount. Such registration statement shall be declared effective under the Securities Act of 1933, as amended (the "Securities Act"), by the Securities and Exchange Commission (the "Commission") within sixty (60) business days of the Convertible Closing Date. In the event the Company does not file such registration statement within twenty (20) business days of the Holder's request, or such registration statement is not declared by the Commission to be effective under the Securities Act within the time period described above, the Residual Amount shall increase by five thousand dollars ($5,000) per day. In the event the Company is given the option for accelerated effectiveness of the registration statement, the Company will cause such registration statement to be declared effective as soon as reasonably practicable and will not take any action to delay the registration to become effective. In the event that the Company is given the option for accelerated effectiveness of the registration statement, but chooses not to cause such registration statement to be declared effective on such accelerated basis, the Residual Amount shall increase by five thousand dollars ($5,000) per day commencing on the earliest date as of which such registration statement would have been declared to be effective if subject to accelerated effectiveness; or

               (b)  The Holder may increase the Payment Amount described under Article 1 to fulfill the repayment of the Residual Amount. The Company shall provide full cooperation to the Holder in directing funds owed to the Holder on any Put made by the Company to the Investor. The Company agrees to diligently carry out the terms outlined in the Investment Agreement for delivery of any such shares. In the event the Company is not diligently fulfilling its obligation to direct funds owed to the Holder from Puts to the Investor, as reasonably determined by the Holder, the Holder may, after giving the Company two (2) business days advance notice to cure the same, elect to increase the Face Amount of the Note by 2.5% each day, compounded daily, in additional to and on top of additional remedies available to the Holder under this Note.

Section 4.3 Conversion Privilege
(a)

The Holder shall have the right to convert the Convertible Debenture into shares of Common Stock at any time following the Convertible Closing Date and before the close of business on the Convertible Maturity Date. The number of shares of Common Stock issuable upon the conversion of the Convertible Debenture shall be determined pursuant to Section 4.4, but the number of shares issuable shall be rounded up to the nearest whole share.

(b)	The Holder may convert the Convertible Debenture in whole or in part, at any time and from time to time.
(c)

In the event all or any portion of the Convertible Debenture remains outstanding on the Convertible Maturity Date (the "Debenture Residual Amount"), the unconverted portion of such Convertible Debenture will automatically be converted into shares of Common Stock on such date in the manner set forth in Section 4.4.

Section 4.4 Conversion Procedure.
(a)

The Holder may elect to convert the Residual Amount in whole or in part any time and from time to time following the Convertible Closing Date. Such conversion shall be effectuated by providing the Company, or its attorney, with that portion of the Convertible Debenture to be converted together with a facsimile or original of the signed notice of conversion (the "Notice of Conversion"). The date on which the Notice of Conversion is effective ("Conversion Date") shall be deemed to be the date on which the Holder has delivered to the Company a facsimile or original of the signed Notice of Conversion, as long as the original Convertible Debenture(s) to be converted are received by the Company within five (5) business days thereafter. When the Convertible Debenture has been provided to the Company, the Holder can elect to either have the Company reissue the remaining amount of Convertible Debenture (not previously converted), or continually convert the existing Debenture until it has been fully converted. Any Notice of Conversion faxed by the Holder to the Company on a particular day shall be deemed to have been received no later than the following business day (receipt being via a confirmation of the time such facsimile to the Company is received).

(b)

Common Stock to be Issued. Upon the conversion of any Convertible Debentures by the Holder, the Company shall instruct its transfer agent to issue stock certificates without restrictive legends or stop transfer instructions, if, at that time, the aforementioned registration statement described in Section 4.2 has been declared effective (or with proper restrictive legends if the registration statement has not as yet been declared effective), in specified denominations representing the number of shares of Common Stock issuable upon such conversion. The Parties hereby agree that the date that the Company received consideration for the Debenture shall be the Issuance Date of this Note. If required, the Company shall provide an opinion letter from counsel within two (2) business days of written request by the Holder. In the event the Company does not deliver the opinion letter within two business days, the Fixed Conversion Price shall immediately decrease by two percent (2%) for each business day an opinion letter fails to be delivered. In the event that counsel to the Company fails or refuses to render an opinion as required to issue the Shares in accordance with this paragraph (either with or without restrictive legends, as applicable), then the Company irrevocably and expressly authorizes counsel to the Holder to render such opinion and shall authorize the Transfer Agent to accept and to rely on such opinion for the purposes of issuing the Shares. The Company is responsible for all costs associated with the issuance of the shares, including but not limited to opinions of counsel, FedEx of the certificates and any other costs that arise. The Company warrants that no instructions have been given or will be given to the transfer agent which limit, or otherwise prevent resale and that the Common Stock shall otherwise be freely resold, except as may be set forth herein or subject to applicable law.

(c)

Conversion Rate. The Holder is entitled to convert the Convertible Debenture, or the Debenture Residual Amount, in whole or in part, plus accrued interest and penalties, anytime following the Convertible Closing Date, at a conversion price equal to the lesser of i) seventy-five percent (75%) of the lowest closing bid price during the fifteen (15) trading days immediately preceding the Notice of Conversion for the portion of the Debenture being converted, or (ii) 100% of the lowest bid price for the twenty (20) trading days immediately preceding the Convertible Closing Date ("Fixed Conversion Price"). No fractional shares or scrip representing fractions of shares will be issued on conversion, but the number of shares issuable shall be rounded up to the nearest whole share.

(d)

Nothing contained in the Convertible Debenture shall be deemed to establish or require the Company to pay interest to the Holder at a rate in excess of the maximum rate permitted by applicable law. In the event that the rate of interest required to be paid exceeds the maximum rate permitted by governing law, the rate of interest required to be paid thereunder shall be automatically reduced to the maximum rate permitted under the governing law and such excess shall be returned with reasonable promptness by the Holder to the Company. In the event this Section 4.4(d) applies, the Parties agree that the terms of this Note shall remain in full force and effect except as is necessary to make the interest rate comply with applicable law.

(e)

The Holder shall be treated as a shareholder of record on the date the Company is required to issue the Common Stock to the Holder. If prior to the issuance of stock certificates, the Holder designates another person as the entity in the name of which the stock certificates requesting the Convertible Debenture are to be issued, the Holder shall provide to the Company evidence that either no tax shall be due and payable as a result of such transfer or that the applicable tax has been paid by the Holder or such person. If the Holder converts any part of the Convertible Debentures, or will be, the Company shall issue to the Holder a new Convertible Debenture equal to the unconverted amount, immediately upon request by the Holder.

(f)

Within three (3) business days after receipt of the documentation referred to in this Section, the Company shall deliver a certificate, for the number of shares of Common Stock issuable upon the conversion. In the event the Company does not make delivery of the Common Stock as instructed by Holder within five (5) business days after the Conversion Date, the Company shall pay to the Holder an additional one percent (1%) per day in cash of the full dollar value of the Debenture Residual Amount then remaining after conversion, compounded daily.

(g)

The Company shall at all times reserve (or make alternative written arrangements for reservation or contribution of shares) and have available all Common Stock necessary to meet conversion of the Convertible Debentures by the Holder of the entire amount of Convertible Debentures then outstanding. If, at any time, the Holder submits a Notice of Conversion and the Company does not have sufficient authorized but unissued shares of Common Stock (or alternative shares of Common Stock as may be contributed by stockholders of the Company) available to effect, in full, a conversion of the Convertible Debentures (a "Conversion Default," the date of such default being referred to herein as the "Conversion Default Date"), the Company shall issue to the Holder all of the shares of Common Stock which are available. Any Convertible Debentures, or any portion thereof, which cannot be converted due to the Company's lack of sufficient authorized common stock (the "Unconverted Debentures"), may be deemed null and void upon written notice sent by the Holder to the Company. The Company shall provide notice of such Conversion Default ("Notice of Conversion Default") to the Holder, by facsimile, within one (1) business days of such default.

(h)

The Company agrees to pay the Holder payments for a Conversion Default ("Conversion Default Payments") in the amount of (N/365) multiplied by .24 multiplied by the initial issuance price of the outstanding or tendered but not converted Convertible Debentures held by the Holder where N = the number of days from the Conversion Default Date to the date (the "Authorization Date") that the Company authorizes a sufficient number of shares of Common Stock to effect conversion of all remaining Convertible Debentures. The Company shall send notice ("Authorization Notice") to the Holder that additional shares of Common Stock have been authorized, the Authorization Date, and the amount of Holder's accrued Conversion Default Payments. The accrued Conversion Default shall be paid in cash or shall be convertible into Common Stock at the conversion rate set forth in the first sentence of this paragraph, upon written notice sent by the Holder to the Company, which Conversion Default shall be payable as follows: (i) in the event the Holder elects to take such payment in cash, cash payment shall be made to the Holder within five (5) business days, or (ii) in the event Holder elects to take such payment in stock, the Holder may convert at the conversion rate set forth in the first sentence of this paragraph until the expiration of the conversion period.

(i)

The Company acknowledges that its failure to maintain a sufficient number of authorized but unissued shares of Common Stock to effect in full a conversion of the Convertible Debentures in full will cause the Holder to suffer irreparable harm, and that the actual damages to the Holder will be difficult to ascertain. Accordingly, the parties agree that it is appropriate to include in this Agreement a provision for liquidated damages. The Parties acknowledge and agree that the liquidated damages provision set forth in this section represents the parties' good faith effort to quantify such damages and, as such, agree that the form and amount of such liquidated damages are reasonable, and under the circumstances, do not constitute a penalty. The payment of liquidated damages shall not relieve the Company from its obligations to deliver the Common Stock pursuant to the terms of this Convertible Debenture.

(j)

If, by the third (3rd) business day after the Conversion Date, any portion of the shares of the Convertible Debentures have not been delivered to the Holder and the Holder purchases, in an open market transaction or otherwise, shares of Common Stock (the "Covering Shares") necessary to make delivery of shares which would had been delivered if the full amount of the shares to be converted had been delivered to the Holder, then the Company shall pay to the Holder, in addition to any other amounts due to Holder pursuant to this Convertible Debenture, and not in lieu thereof, the Buy-In Adjustment Amount (as defined below). The "Buy In Adjustment Amount" is the amount equal to the excess, if any, of (x) the Holder's total purchase price (including brokerage commissions, if any) for the Covering Shares minus (y) the net proceeds (after brokerage commissions, if any) received by the Holder from the sale of the Sold Shares. The Company shall pay the Buy-In Adjustment Amount to the Holder in immediately available funds within five (5) business days of written demand by the Holder. By way of illustration and not in limitation of the foregoing, if the Holder purchases shares of Common Stock having a total purchase price (including brokerage commissions) of $11,000 to cover a Buy-In with respect to shares of Common Stock it sold for net proceeds of $10,000, the Buy-In Adjustment Amount which the Company will be required to pay to the Holder will be $1,000.

Article 5 Additional Financing and Registration Statements

Section 5.1 The Company will not enter into any additional financing agreements whether for debt or equity, without prior expressed written consent from the Holder.

          Section 5.2     The Company agrees that it shall not file any registration statement which includes any of its Common Stock, including those on Form S-8, until such time as the Note is paid off in full ("Lock-Up Period") or without the prior written consent of the Holder.

          Section 5.3     If, at any time, while this Note is outstanding, the Company issue or agrees to issue to any entity or person, other than a Related Party as defined in Article 19 ("Third Party"), for any reason whatsoever, any debt, common stock or securities convertible into or exercisable for shares of common stock (or modify any such terms in effect prior to the execution of this Note) (a "Third Party Financing"), at terms deemed by the Holder to be more favorable to the Third Party, then the Company grants to the Holder the right, at the Holder's election, to modify the terms of this Note to match or conform to the more favorable term or terms of the Third Party Financing. The rights of the Holder in this Section 5.3 are in addition to all other rights the Holder has pursuant to this Note and the Security Agreement between the Holder and the Company. The Parties agree that transactions between the Company and Related Parties are governed by Article 19 and are not governed by this Section 5.3.

Section 5.4 During the period of time that this Note is in force, the Company's officers, insiders, affiliates or other related parties shall refrain from selling any Stock.

Violation of this Article 5 and the Sections hereunder, will result in an Event of Default and the Holder may elect to take the action or actions outlined in Article 4.

Article 6 Notice.

          Section 6.1     Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Note must be in writing and will be deemed to have been delivered (i) upon delivery, when delivered personally; (ii) upon receipt, when sent by facsimile (provided a confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (iii) one (1) day after deposit with a nationally recognized overnight delivery service, so long as it is properly addressed. The addresses and facsimile numbers for such communications shall be:

If to the Company: Naturewell, Incorporated 110 West C Street Suite 1300 San Diego, CA 92101 Telephone: (619) 234-0222 Facsimile: (619) 234-0200	With copy to: Darrin Ocasio Sichenzia Ross Friedman Ference LLP 1065 Avenue of the Americas, 21st Floor New York, NY 10019 Telephone: (212) 930-9700 Facsimile: (212) 930-9725	If to the Holder: Dutchess Capital Management, LLC Douglas Leighton 50 Commonwealth Ave, Suite 2 Boston, MA 02116 (617) 301-4700 (617) 249-0947

Section 6.2 The Parties are required to provide each other with five (5) business days prior notice to the other party of any change in address, phone number or facsimile number.

Article 7 Time

          Where this Note authorizes or requires the payment of money or the performance of a condition or obligation on a Saturday or Sunday or a holiday on which the United States Stock Markets ("US Markets") are closed ("Holiday"), such payment shall be made or condition or obligation performed on the first business day following such Saturday, Sunday or Holiday. A "business day" shall mean a day on which the US Markets are open for a full day or half day of trading.

Article 8 No Assignment.

This Note and the obligations hereunder shall not be assigned, except as otherwise provided herein.

Article 9 Rules of Construction.

          In this Note, unless the context otherwise requires, words in the singular number include the plural, and in the plural include the singular, and words of the masculine gender include the feminine and the neuter, and when the tense so indicates, words of the neuter gender may refer to any gender. The numbers and titles of sections contained in the Note are inserted for convenience of reference only, and they neither form a part of this Note nor are they to be used in the construction or interpretation hereof. Wherever, in this Note, a determination of the Company is required or allowed, such determination shall be made by a majority of the Board of Directors of the Company and, if it is made in good faith, it shall be conclusive and binding upon the Company.

Article 10 Governing Law

          The validity, terms, performance and enforcement of this Note shall be governed and construed by the provisions hereof and in accordance with the laws of the Commonwealth of Massachusetts applicable to agreements that are negotiated, executed, delivered and performed solely in the Commonwealth of Massachusetts.

Article 11 Disputes Subject to Arbitration

          The parties to this Note will submit all disputes arising under it to arbitration in Boston, Massachusetts before a single arbitrator of the American Arbitration Association ("AAA"). The arbitrator shall be selected by application of the rules of the AAA, or by mutual agreement of the parties, except that such arbitrator shall be an attorney admitted to practice law in the Commonwealth of Massachusetts. No party to this agreement will challenge the jurisdiction or venue provisions as provided in this section. Nothing in this section shall limit the Holder's right to obtain an injunction for a breach of this Agreement from a court of law.

Article 12 Conditions to Closing

The Company shall have delivered the proper Collateral to the Holder before Closing of this Note.

Article 13 Structuring and Administration Expense

          The Company agrees to pay an expense for related costs associated with the proposed transaction of $25,000. This amount shall cover, but is not limited to, the following: due diligence expenses, document creation expenses, closing costs, and transaction administration expenses. All such structuring and administration expenses shall be deducted from the first closing.

Article 14 Indemnification

          In consideration of the Holder's execution and delivery of this Agreement and the acquisition and funding by the Holder of this Note and in addition to all of the Company's other obligations under the documents contemplated hereby, the Company shall defend, protect, indemnify and hold harmless the Holder and all of its shareholders, officers, directors, employees, counsel, and direct or indirect investors and any of the foregoing person's agents or other representatives (including, without limitation, those retained in connection with the transactions contemplated by this Agreement) (collectively, the "Indemnities") from and against any and all actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities and damages, and expenses in connection therewith (irrespective of whether any such Indemnitee is a party to the action for which indemnification hereunder is sought), and including, without limitation, reasonable attorneys' fees and disbursements (the "Indemnified Liabilities"), incurred by any Indemnitee as a result of, or arising out of, or relating to (i) any misrepresentation or breach of any representation or warranty made by the Company in the Note, or any other certificate, instrument or document contemplated hereby or thereby (ii) any breach of any covenant, agreement or obligation of the Company contained in the Note or any other certificate, instrument or document contemplated hereby or thereby, except insofar as any such misrepresentation, breach or any untrue statement, alleged untrue statement, omission or alleged omission is made in reliance upon and in conformity with written information furnished to the Company by, or on behalf of, the Holder or is based on illegal trading of the Common Stock by the Holder. To the extent that the foregoing undertaking by the Company may be unenforceable for any reason, the Company shall make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities that is permissible under applicable law. The indemnity provisions contained herein shall be in addition to any cause of action or similar rights the Holder may have, and any liabilities the Holder may be subject to.

Article 15 Incentive Shares

          The Company shall issue thirteen million (13,000,000) shares of unregistered, restricted Common Stock to the Holder as an incentive for the investment ("Incentive Shares"), provided however, the Incentive Shares issued shall not exceed 4.75% of the total outstanding of the Company's Common Stock at any time ("Maximum Deliverable Shares"). The Maximum Deliverable Shares shall be delivered immediately to the Holder and shall carry piggyback registration rights. Any shares due to the Holder in excess of the Maximum Deliverable Shares, shall be issued to the Holder at such time when requested by the Holder ("Additional Incentive Share Request"), provided that the amount of shares that Holder is requesting be issued, when combined with the total amount of all Incentive Shares then held by the Holder (including Incentive Shares held pursuant to the Prior Note(s)), does not exceed 4.75% of the total outstanding Common Stock. Upon the Holder's Additional Incentive Share Request, the Company may choose in lieu of issuance shares, to purchase that amount of shares requested in the Additional Incentive Share Request from the Holder at a price equal to the highest closing price of the Common Stock for the fifteen (15) days immediately preceding the notice of the Additional Incentive Share Request. In the event the Shares are not registered in the next registration statement, the Company shall pay to the Holder, as a penalty, two million five hundred thousand (2,500,000) additional shares of common stock for each time a registration statement is filed and the Shares are not included. The Holder at its sole discretion may waive such penalty. The Company's failure to issue the Incentive Shares constitutes an Event of Default and the Holder may elect to enforce the remedies outlined in Article 4. The Company's obligation to provide the Holder with the Incentive Shares, as set forth herein, shall survive the operation of the Agreement and any default on this obligation shall provide the Holder with all rights, remedies and default provisions set forth in this Note, or otherwise available by law.

Article 16 Use of Proceeds

          The Company shall use the funds for general corporate purposes as outlined in Exhibit A and incorporated by reference. However, during the Lock Up Period, unless the Company receives the prior written consent of the Holder (which consent shall not be unreasonably withheld or delayed), the Company shall not use the funds to pay either (i) any Subordinated [Secured] Debt (as defined in Section 2 of the Intercreditor Agreement), or (ii) any debt covered by a third-party guaranty if the payment of interest and/or principal for such guaranteed debt was not paid on the original due date and the guarantor has received proper notification of his obligation to make such missed payment(s) prior to the date of this Note.

Article 17 Waiver

          The Holder's delay or failure at any time or times hereafter to require strict performance by Company of any obligations, undertakings, agreements or covenants shall not waive, affect, or diminish any right of the Holder under this Note to demand strict compliance and performance herewith. Any waiver by the Holder of any Event of Default shall not waive or affect any other Event of Default, whether such Event of Default is prior or subsequent thereto and whether of the same or a different type. None of the undertakings, agreements and covenants of the Company contained in this Note, and no Event of Default, shall be deemed to have been waived by the Holder, nor may this Note be amended, changed or modified, unless such waiver, amendment, change or modification is evidenced by a separate instrument in writing specifying such waiver, amendment, change or modification and signed by the Holder.

Article 18 Senior Obligation

          The Company shall cause this Note to be senior in right of payment to all other current or future debt of the Company, except other senior debt, as outlined in the Security Agreement between the Company and the Holder of this date.

Article 19 Transactions With Affiliates

          The Company shall not, and shall cause each of its Subsidiaries to not enter into, amend, modify or supplement, or permit any Subsidiary to enter into, amend, modify or supplement, any agreement, transaction, commitment or arrangement with any of its or any Subsidiary's officers, directors, persons who were officers or directors at any time during the previous two years, shareholders who beneficially own five percent (5%) or more of the Common Stock, or affiliates or with any individual related by blood, marriage or adoption to any such individual or with any entity in which any such entity or individual owns a five percent (5%) or more beneficial interest (each a "Related Party") during the Lock Up Period except for (i) customary employment arrangements and benefit programs on reasonable terms, (ii) any agreement, transaction, commitment or arrangement (or amendment, modification or supplement thereto) on an arms-length basis on terms no less favorable than terms which would have been obtainable from a person other than such Related Party, or (iii) any agreement, transaction, commitment or arrangement (or amendment, modification or supplement thereto) which is approved by a majority of the disinterested directors of the Company.

Article 20 Equity Line Obligations

          At the request of the Holder, at any time after the Company's current effective registration statement for the Equity Line of Credit with Dutchess Private Equities, LP (File No: 333-133528), has fifty million (50,000,000) shares or less remaining for issuance, the Company shall immediately execute a new Investment Agreement for an Equity Line of Credit under the same terms and conditions as the previous Equity Line. The Company shall immediately prepare and file a registration statement for the registration of shares as set forth in the new Investment Agreement. The Holder shall also retain the right to determine the date of the filing of such registration statement. Failure to do any action outlined in this Article will result in an Event of Default.

Article 21 Security

The Holder shall have full right to exercise the Security Agreement between the Company and the Holder dated May 16, 2006.

Article 22 Miscellaneous

          Section 22.1     This Note may be executed in two or more counterparts, all of which taken together shall constitute one instrument. Execution and delivery of this Note by exchange of facsimile copies bearing the facsimile signature of a party shall constitute a valid and binding execution and delivery of this Note by such party. Such facsimile copies shall constitute enforceable original documents.

          Section 22.2     Except as set forth in the schedules and exhibits attached to the Investment Agreement or hereto, or as disclosed in the Company's SEC Documents, the Company warrants that the execution, delivery and performance of this Note by the Company and the consummation by the Company of the transactions contemplated hereby and thereby will not (i) result in a violation of the Articles of Incorporation, any Certificate of Designations, Preferences and Rights of any outstanding series of preferred stock of the Company or the Bylaws or (ii) conflict with, or constitute a material default (or an event which with notice or lapse of time or both would become a material default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any material agreement, contract, indenture mortgage, indebtedness or instrument to which the Company or any of its Subsidiaries is a party, or result in a violation of any law, rule, regulation, order, judgment or decree, including United States federal and state securities laws and regulations and the rules and regulations of the principal securities exchange or trading market on which the Common Stock is traded or listed (the "Principal Market"), applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected. Neither the Company nor its Subsidiaries is in violation of any term of, or in default under, the Articles of Incorporation, any Certificate of Designations, Preferences and Rights of any outstanding series of preferred stock of the Company or the By-laws or their organizational charter or by-laws, respectively, or any contract, agreement, mortgage, indebtedness, indenture, instrument, judgment, decree or order or any statute, rule or regulation applicable to the Company or its Subsidiaries, except for possible conflicts, defaults, terminations, amendments, accelerations, cancellations and violations that would not individually or in the aggregate have a Material Adverse Effect as defined below. The business of the Company and its Subsidiaries is not being conducted, and shall not be conducted, in violation of any law, statute, ordinance, rule, order or regulation of any governmental authority or agency, regulatory or self-regulatory agency, or court, except for possible violations the sanctions for which either individually or in the aggregate would not have a Material Adverse Effect. The Company is not required to obtain any consent, authorization, permit or order of, or make any filing or registration (except the filing of a registration statement) with, any court, governmental authority or agency, regulatory or self-regulatory agency or other third party in order for it to execute, deliver or perform any of its obligations under, or contemplated by, this Note in accordance with the terms hereof or thereof. All consents, authorizations, permits, orders, filings and registrations which the Company is required to obtain pursuant to the preceding sentence have been obtained or effected on or prior to the date hereof and are in full force and effect as of the date hereof. The Company and its Subsidiaries are unaware of any facts or circumstances which might give rise to any of the foregoing. The Company is not, and will not be, in violation of the listing requirements of the Principal Market as in effect on the date hereof and on each of the Closing Dates and is not aware of any facts which would lead to delisting of the Common Stock by the Principal Market.

          Section 22.3     The Company and its "Subsidiaries" (which for purposes of this Note means any entity in which the Company, directly or indirectly, owns capital stock or holds an equity or similar interest) are corporations duly organized and validly existing in good standing under the laws of the respective jurisdictions of their incorporation, and have the requisite corporate power and authorization to own their properties and to carry on their business as now being conducted. Both the Company and its Subsidiaries are duly qualified to do business and are in good standing in every jurisdiction in which their ownership of property or the nature of the business conducted by them makes such qualification necessary, except to the extent that the failure to be so qualified or be in good standing would not have a Material Adverse Effect. As used in this Note, "Material Adverse Effect" means any material adverse effect on the business, properties, assets, operations, results of operations, financial condition or prospects of the Company and its Subsidiaries, if any, taken as a whole, or on the transactions contemplated hereby or by the agreements and instruments to be entered into in connection herewith, or on the authority or ability of the Company to perform its obligations under the Note.

          Section 22.4     Authorization; Enforcement; Compliance with Other Instruments. (i) The Company has the requisite corporate power and authority to enter into and perform its obligations under this Note, and to issue this Note and Incentive Shares in accordance with the terms hereof and thereof, (ii) the execution and delivery of this Note by the Company and the consummation by it of the transactions contemplated hereby and thereby, including without limitation the reservation for issuance and the issuance of the Incentive Shares pursuant to this Note, have been duly and validly authorized by the Company's Board of Directors and no further consent or authorization is required by the Company, its Board of Directors, or its shareholders, (iii) this Note has been duly and validly executed and delivered by the Company, and (iv) the Note constitutes the valid and binding obligations of the Company enforceable against the Company in accordance with their terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of creditors' rights and remedies.

          Section 22.5     The execution and delivery of this Note shall not alter the prior written agreements between the Company and the Holder, consisting of the Equity Line Transaction Documents, associated with Equity Line of Credit with the Investor and the Company and the Prior Notes. This Note is the FINAL AGREEMENT between the Company and the Holder with respect to the terms and conditions set forth herein, and, the terms of this Note may not be contradicted by evidence of prior, contemporaneous, or subsequent oral agreements of the Parties. The execution and delivery of this Note is done in conjunction with the validly existing Security Agreement and Inter Creditor Agreement, as defined in Article 21.

          Section 22.6     There are no disagreements of any kind presently existing, or reasonably anticipated by the Company to arise, between the Company and the accountants, auditors and lawyers formerly or presently used by the Company, including but not limited to disputes or conflicts over payment owed to such accountants, auditors or lawyers.

          Section 22.7     All representations made by or relating to the Company of a historical nature and all undertakings described herein shall relate and refer to the Company, its predecessors, and the Subsidiaries.

          Section 22.8     The only officer, director, employee and consultant stock option or stock incentive plan currently in effect or contemplated by the Company is its 2004 Stock Plan, which has been submitted to the Holder or is described or within past filings with the United States Securities and Exchange Commission. The Company agrees not to issue any stock or stock options under the 2004 Stock Plan during the Lock Up Period without the prior written consent of Holder, which consent shall not be unreasonably withheld or delayed.

          Section 22.9     The Company acknowledges that its failure to timely meet any of its obligations hereunder, including, but without limitation, its obligations to make Payments, deliver shares and, as necessary, to register and maintain sufficient number of Shares, will cause the Holder to suffer irreparable harm and that the actual damage to the Holder will be difficult to ascertain. Accordingly, the parties agree that it is appropriate to include in this Debenture a provision for liquidated damages. The parties acknowledge and agree that the liquidated damages provision set forth in this section represents the parties' good faith effort to quantify such damages and, as such, agree that the form and amount of such liquidated damages are reasonable and do not constitute a penalty. The payment of liquidated damages shall not relieve the Company from its obligations to deliver the Common Stock pursuant to the terms of this Debenture.

Article 23 Integration

          The Company hereby acknowledges that with the execution of this Note, the first two sentences of Section 1.1 of this Note, shall supersede that portion of the Section in the Prior Note(s) with the Holder. The Company hereby agrees that upon the completion of the obligations hereunder, that the first two sentences of Section 1.1 shall continue in full force and effect for the Prior Note until such time as the full Face Amount on the Prior Note has been paid in full.

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Any misrepresentations shall be considered a breach of contract and an Event of Default under this Agreement and the Holder may seek to take actions as described under Article 4 of this Agreement.

IN WITNESS WHEREOF, the Company has duly executed this Note as of the date first written above.

NATUREWELL, INCORPORATED

By:
Name:	James R. Arabia
Title:	Chief Executive Officer

DUTCHESS PRIVATE EQUITIES FUND, L.P. BY ITS GENERAL PARTNER DUTCHESS CAPITAL MANAGEMENT, LLC

By:
Name:	Douglas H. Leighton
Title:	A Managing Member

EXHIBIT A

Month	Sept	Oct	Nov	Dec

REVENUES
Initial Practitioner Sales (telemarketing)	-	-	41,895	83,790
Initial Practitioner Sales (house accounts)	3,000	7,500	6,750	9,000
Residual Practitioner Sales	-	-	-	-
Practitioner Affiliate Program Sales	-	-	-	-
Direct to Consumer Sales	5,500	5,775	6,064	6,367
S & H	(17)	(44)	(282)	(538)
Discounts and Allowances	(51)	(128)	(827)	(1,577)

Total Gross Sales	8,432	13,104	53,600	97,041

COSTS and EXPENSES
Cost of Goods
Sold	589	978	4,398	8,068
General & Administrative	62,058	69,358	70,708	71,858
Sales and Marketing:
Telemarketing	-	10,000	20,000	30,000
Advertising (inc. creative & printing)	20,000	7,500	27,500	27,500
Free Samples	21,200	42,400	63,600	84,800
Sales Commissions	-	-	2,095	4,190
Trade Shows	5,000	5,000	5,000	6,000
Customer Service		5,000	5,000	5,000
Investor Relations		31,250	37,500	43,750

Total Costs and Expenses	108,847	171,486	235,801	281,165

	(100,415)	(158,382)	(182,201)	(184,124)

Debt Reduction	(22,500)	(22,500)	(22,500)	(22,500)
Interest Expense	(8,738)			(8,738)
Free sample adjustment	9,200	18,400	27,600	36,800
Cost of Goods Sold Adjustment	589	978	4,398	8,068
ELOC Proceeds	-
Loan Proceeds (estimated - at the sole discretion of the funder)	285,000	-	350,000	-
Loan Payments
Cash Flow	163,136	(161,504)	177,297	(170,494)

CASH	163,136	1,632	178,929	8,434